Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form F-3 No. 333-271637) of Ceragon Networks Ltd.,

(2)	Registration Statements (Form S-8 No. 333-286089 and 333-281275) pertaining to the 2024 Equity Incentive Plan of Ceragon Networks Ltd., and

(3)	Registration Statement (Form S-8 No. 333-278310) pertaining to the Amended and Restated Share Option and RSU Plan of Ceragon Networks Ltd.;

of our reports dated April 15, 2026, with respect to the consolidated financial statements of Ceragon Networks Ltd. and the effectiveness of internal control over financial reporting of Ceragon Networks Ltd. included in this Annual Report (Form 20-F) of Ceragon Networks Ltd. for the year ended December 31, 2025.

/s/Kost Forer Gabbay & Kasierer
A Member of EY Global

Tel-Aviv, Israel
April 15, 2026